FOR IMMEDIATE RELEASE CONTACT: Brett Chiles

(713) 529-0900

Equus Total Return, Inc. Announces

Fiscal Year 2009 Financial Results

HOUSTON, TX - March 31, 2010 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund" or "Equus") today reported total net assets of $50.9 million as of December 31, 2009, representing a decrease in net assets of 35% during the year. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Net assets	$50,901	$65,632	$72,997	$79,396	$78,435
Shares outstanding	8,862	8,862	8,862	8,862	8,565
Net assets per share	$5.74	$7.41	$8.24	$8.96	$9.16

NAV DECREASE. The net asset value of the Fund decreased from $78.4 million at December 31, 2008 to $50.9 million at December 31, 2009. The decline in net asset value resulted primarily from the decrease in the values of Infinia Corporation, Riptide Entertainment, LLC and Spectrum Management, LLC.

LIQUIDITY. The Fund held $6.3 million in cash at December 31, 2009. Effective February 15, 2010, the Fund extended its revolving line of credit with Amegy Bank of Texas for $5.0 million for follow-on investments.

Richard F. Bergner, non-executive Chairman of the Fund's Board of Directors, commented, "The Equus portfolio performed poorly during 2009, with the Fund's net asset value per share decreasing from $9.16 to $5.74, or 37% during that period. In addition, the Fund's stock price also significantly underperformed during 2009, decreasing from $4.30 to $3.20, or 26% at year end. In view of these conditions, we have undertaken significant changes to preserve liquidity and prepare for future developments. These changes include the suspension of dividends, the termination of certain follow-on investments, the maintenance of a credit line to enhance liquidity and the internalization of the management of the Fund. We believe that these changes will enable Equus to capitalize on investment and other value creating opportunities in 2010 and beyond."

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from Equus' website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.